Exhibit 99.1

Gap Inc. Reports First Quarter Fiscal 2024 Results, Raises Full Year Guidance

Net sales increased 3% versus last year with market share gains for the 5th consecutive quarter
Comparable sales were positive at all four brands in the portfolio

Operating margin expansion reflects improvement in gross margin and operating expense
SAN FRANCISCO – May 30, 2024 – Gap Inc. (NYSE: GPS), the largest specialty apparel company in the U.S. and a house of iconic brands including Old Navy, Gap, Banana Republic, and Athleta, today reported financial results for its first quarter ended May 4, 2024.

“Gap Inc. delivered a strong quarter that exceeded expectations across key metrics. We gained market share for the 5th consecutive quarter with positive comparable sales at all brands, demonstrating improved relevance with our customers as we execute against our brand reinvigoration playbook. Our first quarter results are giving us confidence to raise both sales and operating income guidance for the full year,” said Gap Inc. President and Chief Executive Officer, Richard Dickson. "We are on a journey to become a high-performing house of iconic American brands that shape culture. While this will take time, perseverance, and rigor, we are excited about the opportunities ahead as we unlock the power of Gap Inc."

First Quarter Fiscal 2024 - Financial Results

•Net sales of $3.4 billion were up 3% compared to last year. Comparable sales were up 3% year-over-year. Due to the 53rd week in fiscal 2023, in order to maintain consistency, comparable sales for the first quarter of fiscal 2024 are compared to the 13 weeks ended May 6, 2023.
•Store sales increased 3% compared to last year. The company ended the quarter with 3,571 store locations in over 40 countries, of which 2,554 were company operated.
•Online sales increased 5% compared to last year and represented 38% of total net sales.
•Gross margin of 41.2% increased 410 basis points versus last year's reported gross margin and increased 400 basis points versus last year's adjusted gross margin, which excludes $4 million in restructuring costs.
◦Merchandise margin increased 340 basis points versus last year on a reported basis and 330 basis points versus last year on an adjusted basis, primarily driven by lower commodity costs.
◦Rent, occupancy, and depreciation (ROD) as a percent of sales leveraged 70 basis points versus last year.
•Operating expense was $1.2 billion.
•Operating income was $205 million; operating margin of 6.1%.

•The effective tax rate was 24%.
•Net income of $158 million; diluted earnings per share of $0.41.

Balance Sheet and Cash Flow Highlights

•Ended the quarter with cash, cash equivalents and short-term investments of $1.7 billion, an increase of 48% from the prior year.
•Net cash from operating activities was $30 million. Free cash flow, defined as net cash from operating activities less purchases of property and equipment, was negative $63 million.
•Ending inventory of $1.95 billion was down 15% compared to last year.
•Capital expenditures were $93 million.
•Paid a first quarter dividend of $0.15 per share, totaling $56 million. The Company’s Board of Directors approved a second quarter fiscal 2024 dividend of $0.15 per share.

Additional information regarding adjusted gross margin and free cash flow, each of which are non-GAAP financial measures, is provided at the end of this press release along with a reconciliation of these measures from the most directly comparable GAAP financial measures for the applicable period.

First Quarter Fiscal 2024 – Global Brand Results

Comparable Sales

	First Quarter
	2024	2023
Old Navy	3%	(1)%
Gap	3%	1%
Banana Republic	1%	(8)%
Athleta	5%	(13)%
Gap Inc.	3%	(3)%

Old Navy:
•First quarter net sales of $1.9 billion were up 5% compared to last year. Comparable sales were up 3%. This represents the third consecutive quarter of positive comparable sales at the brand as its continued focus on operational rigor is beginning to build improved consistency in performance.

Gap:
•First quarter net sales of $689 million were flat compared to last year. Comparable sales were up 3%. This represents the second consecutive quarter of positive comparable sales at the brand. Gap's performance was primarily driven by strong marketing and product execution centered around its Linen Moves campaign.

Banana Republic:

•First quarter net sales of $440 million were up 2% compared to last year. Comparable sales were up 1%. The brand's continued focus on fixing the fundamentals drove sequential improvement in performance compared to the fourth quarter.

Athleta:
•First quarter net sales of $329 million were up 2% compared to last year. Comparable sales were up 5%. Sales trends at the brand improved meaningfully versus the prior quarter as the customer responded well to the new product, brand expression, and activations. The company expects net sales in the second quarter to be challenged as the brand laps last year's quarter of heavy discounting.

Fiscal 2024 Outlook

As a result of its strong first quarter results, the company is increasing its outlook for fiscal 2024, reflecting higher net sales and meaningfully higher operating income growth compared to its prior expectations. This outlook takes into consideration the continued uncertain consumer and macro environment.

Please note that the company's projected full year fiscal 2024 operating income growth below is provided in comparison to its full year fiscal 2023 adjusted operating income, which excludes $93 million in restructuring costs and a $47 million gain on sale of a building. Additionally, the company's projected second quarter fiscal 2024 operating expense growth below is provided in comparison to its second quarter fiscal 2023 adjusted operating expense, which excludes $13 million in restructuring costs.

Full Year Fiscal 2024

	Current FY 2024 Outlook	Prior FY 2024 Outlook	FY 2023 Results
Net sales	Up slightly on a 52-week basis	Roughly flat on a 52-week basis	$14.9 billion
Gross margin	At least 150 bps expansion	At least 50 bps expansion	38.8%
Operating expense	Approximately $5.1 billion	Approximately $5.1 billion	$5.17 billion (adjusted)
Operating income	Mid 40% growth range	Low-to-mid teens growth	$606 million (adjusted)
Effective tax rate	Approximately 28%	Approximately 28%	9.7%
Capital expenditures	Approximately $500 million	Approximately $500 million	$420 million

Second Quarter Fiscal 2024

	Q2 2024 Outlook	Q2 2023 Results
Net sales	Low-single-digit growth	$3.55 billion
Gross margin	Approximately 300 bps expansion	37.6%
Operating expense	Approximately 5% growth	$1.214 billion (adjusted)

Webcast and Conference Call Information
Emily Gacka, Director of Investor Relations at Gap Inc., will host a conference call to review the company’s first quarter fiscal 2024 results beginning at approximately 2:00 p.m. Pacific Time today. Ms. Gacka will be joined by President and Chief Executive Officer, Richard Dickson and Chief Financial Officer, Katrina O’Connell.

A live webcast of the conference call and accompanying materials will be available online at investors.gapinc.com. A replay of the webcast will be available at the same location.

Non-GAAP Disclosure
This press release and related conference call include financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to provide investors with additional useful information about the company’s financial performance, to enhance the overall understanding of its past performance and future prospects, and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. Additional information regarding the intended use of non-GAAP measures included in this press release and related conference call is provided in the tables to this press release.

The non-GAAP measures included in this press release and related conference call are adjusted gross margin, adjusted operating expense/adjusted SG&A, adjusted operating income, adjusted operating margin, adjusted diluted earnings per share, and free cash flow. These non-GAAP measures exclude the impact of certain items that are set forth in the tables to this press release. In addition, the company's outlook includes projected full year fiscal 2024 operating income growth compared to its full year fiscal 2023 adjusted operating income, and projected second quarter fiscal 2024 operating expense growth compared to its second quarter fiscal 2023 adjusted operating expense.

The non-GAAP measures used by the company should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. The company urges investors to review the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures included in the tables to this press release below, and not to rely on any single financial measure to evaluate its business. The non-GAAP financial measures used by the company have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles.

Forward-Looking Statements

This press release and related conference call and accompanying materials contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: our strategic priorities, including maintaining and delivering financial and operational rigor, reinvigorating our brands, strengthening our platform, and energizing our culture; our financial footing and positioning; our brand reinvigoration playbook, including building stronger brand identities and purpose, delivering trend-right products, amplifying our products through more compelling storytelling, cultural relevance and marketing, providing a more engaging omnichannel experience, and executing with excellence; reasserting Old Navy; improved consistency in Old Navy performance; Old Navy's potential in the active market; Old Navy winning market share in key categories; reigniting Gap brand; the health of Gap's core; expected linen deliveries and leadership in linen for Gap brand; repeating creative expressions at Gap brand to drive relevance and revenue; Gap brand's collaboration strategy; building a stronger foundation at Gap brand to drive consistent performance; reestablishing Banana Republic; improving the fundamentals at Banana Republic; setting the stage for improved future performance at Banana Republic; resetting Athleta; Athleta's long-term potential; the expected impact of last year's discounting on Athleta's second quarter 2024 net sales; our new media agency partner and the expected benefits of the partnership; driving relevance and revenue; becoming a high-performing house of iconic brands; expected second quarter 2024 inventory; our second quarter 2024 dividend; expected 2024 net sales; the expected impact of the loss of the 53rd week on net sales in 2024; the expected impact of the 53rd week on the quarterly cadence of sales in 2024; expected impacts related to the trade situation in the Red Sea in 2024; expected impacts related to consumer and macroeconomic dynamics in 2024; the expected impact of the CFPB's ruling on credit card late fees and other levers within our credit card program in 2024; expected 2024 gross margin; expected commodity cost impacts in 2024; disciplined inventory management in 2024; expected ROD in 2024; expected SG&A/operating expense in 2024; expected second quarter 2024 SG&A/operating expense; identifying cost efficiencies across the business; expected 2024 operating income; expected 2024 effective tax rate; expected 2024 capital expenditures; expected second quarter 2024 net sales; expected second quarter 2024 gross margin; expected commodity cost impacts in the second quarter of 2024; expected ROD in the second quarter of 2024; and generating sustainable, profitable growth, and delivering long-term value for our shareholders.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our financial condition, results of operations, and reputation: the overall global economic and geopolitical environment and consumer spending patterns; the highly competitive nature of our business in the United States and internationally; the risk that we fail to maintain, enhance and protect our brand image and reputation; the risk that we or our franchisees may be unsuccessful in gauging apparel trends and changing consumer preferences or responding with sufficient lead time; the risk that we may be unable to manage our inventory effectively and the resulting impact on our gross margins and sales; the risk of loss or theft of assets, including inventory shortage; the risk that we fail to manage key executive succession and retention and to continue to attract qualified personnel; the risk that trade matters could increase the cost or reduce the supply of apparel available to us; the risks to our business, including our costs and global supply chain, associated with global sourcing and manufacturing; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk that our investments in customer, digital, and omni-channel shopping initiatives may not deliver the results we anticipate; the risk that we or our franchisees may be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk that changes in our business strategy or restructuring our operations may not generate the intended benefits or projected cost savings; the risk that our efforts to expand internationally may not be successful; the risk that our franchisees and licensees could impair the value of our brands; reductions in income and cash flow from our credit card arrangement related to our private label and co-branded credit cards; the risk that our comparable sales and margins may experience fluctuations, that we may fail to meet financial market expectations, or that the seasonality of our business may experience fluctuations; the risk of data or other security breaches or vulnerabilities that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures; the risk that failures of, or updates or changes to, our IT systems may disrupt our operations; the risk of foreign currency exchange rate fluctuations; the risk that our level of indebtedness may impact our ability to operate and expand our business; the risk that we and our subsidiaries may be unable to meet our obligations under our indebtedness agreements; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets; evolving regulations and expectations with respect to ESG matters; the adverse effects of climate change on our operations and those of our franchisees, vendors, and other business partners; natural disasters, public health crises (such as pandemics and epidemics), political crises (such as the ongoing Russia-Ukraine and Israel-Hamas conflicts), negative global climate patterns, or other catastrophic events; our failure to comply with applicable laws and regulations and changes in the regulatory or administrative landscape; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; the risk that our estimates and assumptions used when preparing our financial information are inaccurate or may change; the risk that changes in the geographic mix and level of income or losses, the expected or actual outcome of audits, changes in deferred tax valuation allowances, and new legislation could impact our effective tax rate, or that we may be required to pay amounts in excess of established tax liabilities; the risk that changes in our business structure, our performance or our industry could result in reductions in our pre-tax income or utilization of existing tax carryforwards in future periods, and require additional deferred tax valuation allowances; the risk that the adoption of new accounting pronouncements will impact future results; and the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial information.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2024, as well as our subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of May 30, 2024. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a house of iconic brands, is the largest specialty apparel company in America. Its Old Navy, Gap, Banana Republic, and Athleta brands offer clothing, accessories, and lifestyle products for men, women and children. Since 1969, Gap Inc. has created products and experiences that shape culture, while doing right by employees, communities and the planet. Gap Inc. products are available worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2023 net sales were $14.9 billion. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Nina Bari
Investor_relations@gap.com

Media Relations Contact:
Megan Foote
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	May 4, 2024	April 29, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,532	$1,170
Short-term investments	199	—
Merchandise inventory	1,952	2,299
Other current assets	514	814
Total current assets	4,197	4,283
Property and equipment, net of accumulated depreciation	2,528	2,646
Operating lease assets	3,207	3,123
Other long-term assets	976	880
Total assets	$10,908	$10,932

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,196	$1,199
Accrued expenses and other current liabilities	942	1,051
Current portion of operating lease liabilities	624	658
Income taxes payable	44	10
Total current liabilities	2,806	2,918
Long-term liabilities:
Revolving credit facility	—	350
Long-term debt	1,489	1,487
Long-term operating lease liabilities	3,387	3,453
Other long-term liabilities	519	539
Total long-term liabilities	5,395	5,829
Total stockholders' equity	2,707	2,185
Total liabilities and stockholders' equity	$10,908	$10,932

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended
($ and shares in millions except per share amounts)	May 4, 2024	April 29, 2023
Net sales	$3,388	$3,276
Cost of goods sold and occupancy expenses	1,991	2,062
Gross profit	1,397	1,214
Operating expenses	1,192	1,224
Operating income (loss)	205	(10)
Interest, net	(3)	10
Income (loss) before income taxes	208	(20)
Income tax expense (benefit)	50	(2)
Net income (loss)	$158	$(18)
Weighted-average number of shares - basic	374	367
Weighted-average number of shares - diluted	383	367
Earnings (loss) per share - basic	$0.42	$(0.05)
Earnings (loss) per share - diluted	$0.41	$(0.05)

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	13 Weeks Ended
($ in millions)	May 4, 2024 (a)	April 29, 2023 (a)
Cash flows from operating activities:
Net income (loss)	$158	$(18)
Depreciation and amortization	124	137
Gain on sale of building	—	(47)
Change in merchandise inventory	38	83
Change in accounts payable	(152)	(102)
Change in accrued expenses and other current liabilities	(158)	(22)
Change in income taxes payable, net of receivables and other tax-related items	13	(49)
Other, net	7	33
Net cash provided by operating activities	30	15

Cash flows from investing activities:
Purchases of property and equipment	(93)	(117)
Net proceeds from sale of building	—	76
Purchases of short-term investments	(201)	—
Proceeds from sales and maturities of short-term investments	3	—
Net proceeds from divestiture activity, net of cash paid	—	11
Net cash used for investing activities	(291)	(30)

Cash flows from financing activities:
Proceeds from issuances under share-based compensation plans	10	7
Withholding tax payments related to vesting of stock units	(31)	(10)
Cash dividends paid	(56)	(55)
Net cash used for financing activities	(77)	(58)

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(2)	(2)
Net decrease in cash, cash equivalents, and restricted cash	(340)	(75)
Cash, cash equivalents, and restricted cash at beginning of period	1,901	1,273
Cash, cash equivalents, and restricted cash at end of period	$1,561	$1,198
__________
(a) For the thirteen weeks ended May 4, 2024 and April 29, 2023, total cash, cash equivalents, and restricted cash includes $29 million and $28 million, respectively, of restricted cash recorded within other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology improvements as well as building and maintaining our stores and distribution centers. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	13 Weeks Ended
($ in millions)	May 4, 2024	April 29, 2023
Net cash provided by operating activities	$30	$15
Less: Purchases of property and equipment	(93)	(117)
Free cash flow	$(63)	$(102)

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE FIRST QUARTER OF FISCAL YEAR 2023
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impact of restructuring costs and a gain on sale of building. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not indicative of our ongoing operations, and provide additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Gross Profit	Gross Margin	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income (Loss)	Operating Margin (b)	Income Tax Expense (Benefit)	Net Income (Loss)	Earnings (Loss) per Share - Diluted (b)
($ in millions) 13 Weeks Ended April 29, 2023
GAAP metrics, as reported	$1,214	37.1%	$1,224	37.4%	$(10)	(0.3)%	$(2)	$(18)	$(0.05)
Adjustments for:
Gain on sale of building	—	—%	47	1.4%	(47)	(1.4)%	(11)	(36)	(0.10)
Restructuring costs (a)	4	0.1%	(71)	(2.2)%	75	2.3%	18	57	0.15
Non-GAAP metrics	$1,218	37.2%	$1,200	36.6%	$18	0.5%	$5	$3	$0.01
__________
(a) Includes $62 million of employee-related costs and $13 million of consulting and other associated costs related to our previously announced actions to further simplify and optimize our operating model and structure.
(b) Metrics were computed individually for each line item; therefore, the sum of the individual lines may not equal the total.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s first quarter fiscal year 2024 and 2023 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended May 4, 2024
U.S. (1)	$1,761	$513	$383	$318	$14	$2,989
Canada	146	66	36	10	—	258
Other regions	9	110	21	1	—	141
Total	$1,916	$689	$440	$329	$14	$3,388

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended April 29, 2023
U.S. (1)	$1,659	$496	$374	$309	$3	$2,841
Canada	145	61	36	10	—	252
Other regions	24	135	22	2	—	183
Total	$1,828	$692	$432	$321	$3	$3,276
__________
(1) U.S. includes the United States and Puerto Rico.
(2) Primarily consists of net sales from revenue-generating strategic initiatives.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	February 3, 2024	13 Weeks Ended May 4, 2024		May 4, 2024
	Number of Store Locations	Number of Stores Opened	Number of Stores Closed	Number of Store Locations	Square Footage (in millions)

Old Navy North America	1,243	5	4	1,244	19.8
Gap North America	472	—	6	466	4.9
Gap Asia	134	—	2	132	1.2
Banana Republic North America	400	—	3	397	3.3
Banana Republic Asia	43	1	1	43	0.2
Athleta North America	270	2	—	272	1.1
Company-operated stores total	2,562	8	16	2,554	30.5
Franchise	998	37	18	1,017	N/A
Total	3,560	45	34	3,571	30.5